UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Kona Grill, Inc.

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FOR IMMEDIATE RELEASE
APRIL 22, 2010

LEADING INDEPENDENT PROXY ADVISORY FIRM SUPPORTS
ALL OF KONA GRILL, INC.’S INCUMBENT DIRECTOR-NOMINEES
AND
RECOMMENDS WITHHOLD VOTE FOR ALL OF MILL ROAD CAPITAL’S OPPOSITION NOMINEES

SCOTTSDALE, ARIZONA – April 22, 2010 – Kona Grill, Inc. (NASDAQ: KONA) (“Kona” or the “Company”) announced that Glass Lewis & Co., a leading independent proxy advisory firm, recommends that stockholders vote Kona’s WHITE proxy card “for” the election of Douglas G. Hipskind, Anthony L. Winczewski and Mark A. Zesbaugh and that stockholders “withhold authority” — do not vote — for all three dissident, opposition director nominees of stockholder Mill Road Capital (“Mill Road”). Kona’s Annual Meeting of Stockholders will be held at 2:00 p.m. local time on Wednesday, April 28, 2010.

In making its recommendation, Glass Lewis observed that “... the Company’s stock price has actually outperformed its peers and the relevant index during the one year period prior to the announcement of Mill Road’s proxy contest.” Glass Lewis also stated “... the new management team should be given adequate time to address these operational challenges before making any significant changes to the Company’s board. As such, we believe the election of the Dissident nominees to the board appears premature at this time.”

“We are very pleased that Glass Lewis recognizes the steps that the current board has taken in bringing in our new, highly qualified senior management team,” commented Marc Buehler, Kona’s Chief Executive Officer. “This is an active board that is working hard to improve value for all Kona stockholders. We urge stockholders to vote the WHITE proxy card for all of our nominees.”

Glass Lewis is widely recognized as a leading independent proxy advisory firm. Its recommendations are relied upon by major institutional investment firms, mutual funds and other fiduciaries throughout the country.

Separately, Mr. Buehler noted the Company’s “disappointment” with independent proxy advisory firm RiskMetrics Group Inc.’s recommendation issued on April 20, 2010 that stockholders vote for two of Mill Road’s dissident, opposition nominees. Mr. Buehler noted that “we believe that RiskMetrics reached the wrong conclusion and, unfortunately, did not give enough credit to Kona’s board for the proactive measures taken since last year’s annual meeting to bring in our new management team whose efforts are already reflected in the Company’s improved performance, as demonstrated by our most recent quarterly sales results.”

If you have any questions, please call the Company’s proxy solicitation firm, The Altman Group, toll free at (877) 864-5055.

IMPORTANT INFORMATION

The Company filed with the Securities and Exchange Commission (“SEC”) and furnished to its stockholders its definitive proxy statement and WHITE proxy card on March 9, 2010 in connection with its solicitation of proxies to be voted in favor of the Board of Directors’ nominees — Douglas G. Hipskind, Anthony L. Winczewski and Mark A. Zesbaugh — at the Company’s 2010 Annual Meeting of Stockholders. The Company advises its stockholders to carefully read the Company’s definitive proxy statement and WHITE proxy card because they contain important information, including, without limitation, the identity of the participants in the Company’s solicitation and information relating to the Company’s Board-nominated director candidates, and a description of the direct and indirect interests of such participants and Board-nominated director candidates. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card, as well as all other documents that Kona Grill files with the SEC, at the SEC’s website at www.sec.gov. The Company’s definitive proxy statement, WHITE proxy card and such other documents also may be obtained for free from the Company by submitting a request to Kona Grill, Inc., 7150 E. Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attn: Corporate Secretary, or calling (480) 922-8100, or by contacting the Company’s proxy solicitation firm, The Altman Group, toll free at (877) 864-5055 or via e-mail at ProxyInfo@altmangroup.com.